Exhibit 99.1

Financial Institutions, Inc.

NEWS RELEASE
For Immediate Release

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 RESULTS

WARSAW, N.Y., January 31, 2019 – Financial Institutions, Inc. (NASDAQ:FISI), today reported financial and operational results for the fourth quarter and year ended December 31, 2018. Financial Institutions, Inc. (the “Company”) is the parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”).

Net income for the quarter was $7.5 million compared to $11.1 million for the fourth quarter of 2017. After preferred dividends, net income available to common shareholders was $7.1 million for the quarter, or $0.45 per diluted share, compared to $10.7 million, or $0.68 per diluted share, for the fourth quarter of 2017.

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Results for the fourth quarter of 2018 were negatively impacted by a $2.4 million non-cash goodwill impairment charge related to the acquisition of SDN ($0.15 per diluted share) and $667 thousand of non-recurring expense incurred in connection with employee retirements and severance ($0.03 per diluted share).

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Results for the fourth quarter of 2017 were positively impacted by a $2.9 million reduction in income tax expense due to the Tax Cuts and Jobs Act (the “TCJ Act”), primarily driven by a revaluation adjustment to the net deferred tax liability.

Net income for the full year 2018 was $39.5 million, $6.0 million higher than $33.5 million for the full year 2017. After preferred dividends, net income available to common shareholders for the full year 2018 was $38.1 million, or $2.39 per diluted share, compared to $32.1 million, or $2.13 per diluted share, for the full year 2017.

Full Year 2018 Highlights:

•	Diluted earnings per share of $2.39 was $0.26, or 12.2%, higher than 2017
•	Net interest income of $122.9 million was $10.2 million, or 9.1%, higher than 2017
•	Total assets, interest-earning assets, loans and deposits reached record-high year-end levels:
‒	Total assets increased $206.5 million, or 5.0%, in 2018 to $4.31 billion
‒	Total interest-earning assets increased $248.5 million, or 6.6%, in 2018 to $4.03 billion
‒	Total loans increased $351.6 million, or 12.9%, in 2018 to $3.09 billion
‒	Total deposits increased $156.7 million, or 4.9%, in 2018 to $3.37 billion
•	Dividends of $0.96 per common share were paid in 2018, an increase of 12.9% from 2017
•	The Company continued to execute its strategy to diversify revenue with the second quarter acquisition of HNP Capital, a Rochester-based investment advisory firm

President and Chief Executive Officer Martin K. Birmingham stated, “We generated $32.0 million of net interest income this quarter– by far the highest level in our Company’s history. Net interest income was $2.3 million higher than the year earlier quarter and $1.1 million higher than the third quarter of 2018, driven by strong loan growth and higher yields. Our average loan yield for the quarter was 4.68%, an increase of 39 basis points from the fourth quarter of 2017 and 13 basis points from the third quarter of 2018.

“We delivered strong loan growth in the quarter and for the year while seeking to maintain credit discipline and manage risk effectively. In the fourth quarter, commercial mortgage led the way with 5.9% growth, followed by 3.7% growth in commercial business and 3.3% growth in residential real estate loans. We believe these impressive results were made possible by the investments made in experienced leaders and producers, combined with our ability to deliver personal service with local leadership and decision-making power.

“We also made progress on our initiative to reposition the balance sheet by converting marketable securities into loans, funding approximately $34 million of fourth quarter loans with investment security maturities, sales and payment proceeds. For the full year 2018, we funded approximately $143 million of loans with proceeds from securities.

“Over the past five years, we’ve made significant investments in systems, people and platforms to support our associates, customers and communities. Our franchise is strong, and I believe we are well-positioned to build on the improved profitability achieved in 2018. I look forward to 2019 and a continued execution of our strategic plan.”

Chief Financial Officer Kevin B. Klotzbach added, “We were very pleased to see continued improvement in interest-earning asset mix and the funding of loans with proceeds from investment securities, which supported net interest margin expansion this quarter.

“Our relationship-based commercial loan and residential real estate loan portfolios continue to experience strong growth while we maintained the consumer indirect loan portfolio relatively flat. As a result, the indirect portfolio at year-end comprised 29.8% of our total loan portfolio, down from 32.0% one year ago.”

Net Interest Income and Net Interest Margin

Net interest income was $32.0 million for the quarter, $1.1 million higher than the third quarter of 2018 and $2.3 million higher than the fourth quarter of 2017.

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Average interest-earning assets for the quarter were $4.00 billion, $86.0 million higher than the third quarter of 2018 and $265.3 million higher than the fourth quarter of 2017. The primary driver of the increase was organic loan growth.

•	Fourth quarter 2018 net interest margin was 3.21%, four basis points higher than the third quarter of 2018 and four basis points lower than the fourth quarter of 2017.

Net interest income was $122.9 million for the full year 2018, $10.2 million higher than 2017. The increase was primarily the result of a $295.7 million, or 8.2%, increase in average interest-earning assets for the year, partially offset by a three-basis-point narrowing of the net interest margin to 3.18% from 3.21%.

Noninterest Income

Noninterest income was $9.3 million for the quarter, $468 thousand lower than the third quarter of 2018 and $361 thousand higher than the fourth quarter of 2017.

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Investment advisory fees were $56 thousand lower than the third quarter of 2018 and $442 thousand higher than the fourth quarter of 2017. The decrease compared to the third quarter of 2018 was primarily the result of the market-wide downturn in December, reducing investment valuations and fees. The increase compared to the fourth quarter of 2017 was primarily the result of the June 1, 2018 acquisition of HNP Capital.

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Insurance income was $489 thousand lower than the third quarter of 2018 and $202 thousand lower than the fourth quarter of 2017. The decrease compared to the third quarter of 2018 was primarily the result of seasonality in this line of business. The decrease compared to the fourth quarter of 2017 was the result of non-renewals, primarily in one of the agency’s specialty lines of business.

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Income from investments in limited partnerships was $144 thousand lower than the third quarter of 2018 and $165 thousand higher than the fourth quarter of 2017. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.

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Net gain on sale of loans held for sale was $37 thousand lower than the third quarter of 2018 and $160 thousand higher than the fourth quarter of 2017. This income fluctuates based upon the timing of loan and sale closings. 2018 results have been positively impacted by the expansion of our residential mortgage sales team.

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Income from derivative instruments, net primarily consists of income associated with interest rate swap products offered to commercial loan customers and is based on the number and value of transactions executed in the quarter. The Bank implemented this program in the third quarter of 2017. Fourth quarter income was $47 thousand lower than the third quarter of 2018 and $285 thousand higher than the fourth quarter of 2017.

Noninterest income was $36.5 million for the full year 2018, $1.7 million higher than 2017.

•	Excluding the net (loss) gain on investment securities from both periods, noninterest income was $36.6 million in 2018, $3.1 million higher than $33.5 million in 2017.
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The increase from 2017 to 2018 was primarily the result of higher investment advisory fees of $2.0 million, income from investments in limited partnerships of $1.1 million and income from derivative instruments, net of $841 thousand, partially offset by a 2017 $1.2 million non-cash fair value adjustment of the contingent consideration liability related to the SDN acquisition.

Noninterest Expense

Noninterest expense was $27.8 million for the quarter, $2.3 million higher than the third quarter of 2018 and $4.6 million higher than the fourth quarter of 2017.

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Salaries and employee benefits expense of $14.4 million was $403 thousand higher than the third quarter of 2018 and $1.4 million higher than the fourth quarter of 2017. Investments in bank personnel and the 2018 acquisition of HNP Capital contributed to the increase. The number of full-time equivalent employees increased from 640 at December 31, 2017, to 686 at September 30, 2018, and 702 at December 31, 2018. Fourth quarter 2018 expense also includes $667 thousand of non-recurring expense incurred in connection with employee retirements and severance.

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Occupancy and equipment expense of $4.4 million was $90 thousand higher than the third quarter of 2018 and $369 thousand higher than the fourth quarter of 2017. The increase compared to the fourth quarter of 2017 was primarily due to higher software, rent and maintenance expense.

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Professional services expense of $780 thousand was $573 thousand lower than the third quarter of 2018 and $74 thousand lower than the fourth quarter of 2017. The decrease compared to the third quarter of 2018 was primarily due to third quarter professional search expense related to the addition of talent and lower audit fees.

•	A $2.4 million non-cash goodwill impairment charge related to the acquisition of SDN was recognized in the fourth quarter of 2018.

Noninterest expense was $100.9 million for the full year 2018, $10.4 million higher than 2017.

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Salaries and employee benefits expense of $54.6 million was $6.0 million higher than 2017 primarily as a result of the factors described above and compensation to employees not covered by existing incentive programs.

•	Occupancy and equipment expense of $17.3 million was $1.0 million higher than 2017, primarily due to higher software, rent and maintenance expense.
•	Advertising and promotions expense of $3.6 million was $1.4 million higher than 2017 primarily due to the Five Star Bank brand campaign launched in February 2018.
•	Non-cash goodwill impairment was $775 thousand higher in 2018 than 2017.

Income Taxes

Income tax expense was $2.2 million for the fourth quarter of 2018 compared to $2.6 million for the third quarter of 2018 and $580 thousand for the fourth quarter of 2017. The effective tax rate was 22.7% for the quarter compared to 19.5% for the third quarter of 2018 and 5.0% for the fourth quarter of 2017. 2018 expense and effective tax rates reflect the enactment of the TCJ Act.

•	Fourth quarter 2018 expense and effective tax rate were negatively impacted by the goodwill impairment charge which is not a tax-deductible expense.
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Fourth quarter 2017 expense and effective tax rate were positively impacted by a $2.9 million reduction in expense due to the TCJ Act, primarily driven by a revaluation adjustment to the net deferred tax liability.

Income tax expense was $10.0 million for the full year 2018, $61 thousand higher than 2017, representing an effective tax rate of 20.2% compared to the 2017 effective tax rate of 22.9% in 2017.

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Effective tax rates are impacted by items of income and expense not subject to federal or state taxation. The Company’s effective tax rates differ from statutory rates primarily because of interest income from tax-exempt securities, earnings on company owned life insurance, the non-cash fair value adjustment of the contingent consideration liability associated with the SDN acquisition, non-cash goodwill impairment charges related to SDN and the impact of the TCJ Act, as described above.

Balance Sheet and Capital Management

Total assets were $4.31 billion at December 31, 2018, up $53.3 million from $4.26 billion at September 30, 2018, and up $206.5 million from $4.11 billion at December 31, 2017. The increases are primarily due to loan growth which was partially offset by decreases in investment securities.

Investment securities were $892.3 million at December 31, 2018, down $25.7 million from $917.9 million at September 30, 2018, and down $149.2 million from $1.04 billion at December 31, 2017. Approximately $6.4 million of the 2018 decline is attributable to unrealized loss adjustments and the remaining $142.8 million represents maturities, sales and payment proceeds used to fund loan growth.

Total loans were $3.09 billion at December 31, 2018, up $98.3 million, or 3.3%, from September 30, 2018, and up $351.6 million, or 12.9%, from December 31, 2017.

•	Commercial business loans totaled $557.9 million, up $19.9 million, or 3.7%, from September 30, 2018, and up $107.5 million, or 23.9%, from December 31, 2017.
•	Commercial mortgage loans totaled $958.2 million, up $53.2 million, or 5.9%, from September 30, 2018, and up $149.3 million, or 18.5%, from December 31, 2017.
•	Residential real estate loans totaled $524.2 million, up $16.6 million, or 3.3%, from September 30, 2018, and up $58.9 million, or 12.7%, from December 31, 2017.
•	Consumer indirect loans totaled $919.9 million, up $10.5 million, or 1.2%, from September 30, 2018, and up $43.3 million, or 4.9%, from December 31, 2017.

Total deposits were $3.37 billion at December 31, 2018, a decrease of $118.8 million from September 30, 2018, and an increase of $156.7 million from December 31, 2017. The decrease from September 30, 2018, was primarily due to public deposit seasonality. The increase from December 31, 2017 was primarily the result of successful business development efforts. Public deposit balances represented 25% of total deposits at December 31, 2018, compared to 28% at September 30, 2018 and 26% at December 31, 2017.

Short-term borrowings were $469.5 million at December 31, 2018, an increase of $161.3 million from September 30, 2018, and an increase of $23.3 million from December 31, 2017. Short-term borrowings are typically utilized to manage the seasonality of public deposits; however, they were also a funding source for loans in 2018.

Shareholders’ equity was $396.3 million at December 31, 2018, compared to $392.2 million at September 30, 2018, and $381.2 million at December 31, 2017. Common book value per share was $23.79 at December 31, 2018, an increase of $0.25 or 1.1% from $23.54 at September 30, 2018, and an increase of $0.94 or 4.1% from $22.85 at December 31, 2017. Changes in shareholders’ equity and common book value per share are attributable to net income less dividends paid, net of the change in accumulated other comprehensive income (loss).

During the fourth quarter of 2018, the Company declared a common stock dividend of $0.24 per common share. The dividend returned 53% of fourth quarter net income to common shareholders.

The Company’s regulatory capital ratios at December 31, 2018, compared to the prior quarter and prior year:

•	Leverage Ratio was 8.16%, compared to 8.18% and 8.13% at September 30, 2018, and December 31, 2017, respectively.
•	Common Equity Tier 1 Capital Ratio was 9.70%, compared to 9.81% and 10.16% at September 30, 2018, and December 31, 2017, respectively.
•	Tier 1 Capital Ratio was 10.21%, compared to 10.34% and 10.74% at September 30, 2018, and December 31, 2017, respectively.
•	Total Risk-Based Capital Ratio was 12.38%, compared to 12.58% and 13.19% at September 30, 2018, and December 31, 2017, respectively.

Credit Quality

Non-performing loans were $7.1 million at December 31, 2018, compared to $7.9 million at September 30, 2018, and $12.5 million at December 31, 2017. The ratio of non-performing loans to total loans was 0.23% at December 31, 2018, compared to 0.26% at September 30, 2018, and 0.46% at December 31, 2017.

The provision for loan losses for the quarter was $3.9 million, an increase of $1.8 million from the third quarter of 2018 and a decrease of $62 thousand from the fourth quarter of 2017.

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Net charge-offs were $3.9 million in the quarter, $1.9 million higher than the third quarter of 2018 and $304 thousand higher than the fourth quarter of 2017. The ratio of annualized net charge-offs to total average loans was 0.51% in the quarter, 0.28% in the third quarter of 2018 and 0.54% in the fourth quarter of 2017.

The ratio of allowance for loan losses to total loans was 1.10% at December 31, 2018, 1.14% at September 30, 2018, and 1.27% at December 31, 2017. The decline in 2018 is primarily attributable to a combination of growth in the loan portfolio and the release of reserves due to favorable asset quality trends and qualitative factors.

The ratio of allowance for loan losses to non-performing loans was 475% at December 31, 2018, 433% at September 30, 2018, and 277% at December 31, 2017. The increase in 2018 is the result of a reduction in non-performing loans, consistent with favorable asset quality trends.

Deputy CFO Named

On October 24, 2018, the Company announced that Justin K. Bigham was named Executive Vice President and Deputy Chief Financial Officer. Mr. Bigham most recently served as Director of Financial Planning and Treasury at HealthNow New York. Previously he spent six years in senior positions at First Niagara in both finance and business line capacities, following seven years in the Finance Division at M&T Bank. As previously announced, Kevin B. Klotzbach will step down as Chief Financial Officer effective March 31, 2019, at which time Mr. Bigham will assume the CFO role.

Conference Call

The Company will host an earnings conference call and audio webcast on February 1, 2019 at 9:00 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and Kevin B. Klotzbach, Chief Financial Officer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1-888-346-9290 and requesting the Financial Institutions, Inc. call. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 700 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

This news release contains disclosure regarding tangible assets, tangible common equity, tangible common equity to tangible assets, tangible common book value per share, average tangible assets, average tangible common equity and return on average tangible common equity, which are determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that these non-GAAP measures are useful to our investors as measures of the strength of the Company’s capital and ability to generate earnings on tangible common equity invested by our shareholders. These non-GAAP measures provide supplemental information that may help investors to analyze our capital position without regard to the effects of intangible assets. Non-GAAP financial measures have inherent limitations and are not uniformly applied by issuers. Therefore, these non-GAAP financial measures should not be considered in isolation, or as a substitute for comparable measures prepared in accordance with GAAP. The comparable GAAP financial measures and reconciliation to the comparable GAAP financial measures can be found in Appendix A to this document.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “preliminary,” or “range.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the Company’s ability to implement its strategic plan, the Company’s ability to redeploy investment assets into loan assets, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate SDN, Courier Capital, HNP Capital and other acquisitions, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

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For additional information contact:
Kevin B. Klotzbach	Shelly J. Doran
Chief Financial Officer & Treasurer	Director Investor & External Relations
Phone: 585.786.1130	Phone: 585.627.1362
Email: KBKlotzbach@five-starbank.com	Email: SJDoran@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2018				2017
	December 31,	September 30,	June 30,	March 31,	December 31,
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$102,755	$117,331	$89,094	$122,914	$99,195
Investment securities:
Available for sale	445,677	458,310	492,228	510,197	524,973
Held-to-maturity	446,581	459,623	474,803	501,905	516,466
Total investment securities	892,258	917,933	967,031	1,012,102	1,041,439
Loans held for sale	2,868	3,166	2,014	1,523	2,718
Loans:
Commercial business	557,861	537,942	507,021	464,139	450,326
Commercial mortgage	958,194	905,011	867,049	821,091	808,908
Residential real estate loans	524,155	507,598	489,940	477,935	465,283
Residential real estate lines	109,718	111,204	113,287	115,346	116,309
Consumer indirect	919,917	909,434	906,237	898,099	876,570
Other consumer	16,753	17,142	16,678	16,654	17,621
Total loans	3,086,598	2,988,331	2,900,212	2,793,264	2,735,017
Allowance for loan losses	33,914	33,955	33,955	35,594	34,672
Total loans, net	3,052,684	2,954,376	2,866,257	2,757,670	2,700,345
Total interest-earning assets	4,031,151	3,927,238	3,884,628	3,818,839	3,782,659
Goodwill and other intangible assets, net	76,173	78,853	79,188	74,415	74,703
Total assets	4,311,698	4,258,385	4,191,315	4,152,432	4,105,210
Deposits:
Noninterest-bearing demand	755,460	748,167	719,084	702,900	718,498
Interest-bearing demand	622,482	711,321	658,107	717,567	634,203
Savings and money market	968,897	988,486	1,012,972	1,052,270	1,005,317
Time deposits	1,020,068	1,037,755	872,004	907,272	852,156
Total deposits	3,366,907	3,485,729	3,262,167	3,380,009	3,210,174
Short-term borrowings	469,500	308,200	472,800	327,600	446,200
Long-term borrowings, net	39,202	39,184	39,167	39,149	39,131
Total interest-bearing liabilities	3,120,149	3,084,946	3,055,050	3,043,858	2,977,007
Shareholders’ equity	396,293	392,154	386,937	380,302	381,177
Common shareholders’ equity	378,965	374,825	369,608	362,973	363,848
Tangible common equity (1)	302,792	295,972	290,420	288,558	289,145
Accumulated other comprehensive income (loss)	$(21,281)	$(21,820)	$(20,296)	$(18,163)	$(11,916)

Common shares outstanding	15,929	15,925	15,924	15,901	15,925
Treasury shares	127	131	132	155	131
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.16%	8.18%	8.10%	8.11%	8.13%
Common equity Tier 1 capital ratio	9.70%	9.81%	9.82%	10.09%	10.16%
Tier 1 capital ratio	10.21%	10.34%	10.37%	10.65%	10.74%
Total risk-based capital ratio	12.38%	12.58%	12.66%	13.09%	13.19%
Common equity to assets	8.79%	8.80%	8.82%	8.74%	8.86%
Tangible common equity to tangible assets (1)	7.15%	7.08%	7.06%	7.08%	7.17%

Common book value per share	$23.79	$23.54	$23.21	$22.83	$22.85
Tangible common book value per share (1)	$19.01	$18.59	$18.24	$18.15	$18.16
Stock price (Nasdaq: FISI):
High	$31.55	$33.70	$34.35	$33.00	$34.10
Low	$24.49	$30.12	$28.95	$29.50	$28.70
Close	$25.70	$31.40	$32.90	$29.60	$31.10

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Year Ended		2018				2017
	December 31,		Fourth	Third	Second	First	Fourth
	2018	2017	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT DATA:
Interest income	$152,732	$130,110	$41,125	$39,117	$37,013	$35,477	$34,767
Interest expense	29,868	17,495	9,096	8,214	6,783	5,775	5,007
Net interest income	122,864	112,615	32,029	30,903	30,230	29,702	29,760
Provision for loan losses	8,934	13,361	3,884	2,061	40	2,949	3,946
Net interest income after provision for loan losses	113,930	99,254	28,145	28,842	30,190	26,753	25,814
Noninterest income:
Service charges on deposits	7,120	7,391	1,866	1,813	1,703	1,738	1,905
Insurance income	4,930	5,266	1,012	1,501	1,018	1,399	1,214
ATM and debit card	6,152	5,721	1,643	1,557	1,531	1,421	1,491
Investment advisory	8,123	6,104	2,189	2,245	1,911	1,778	1,747
Company owned life insurance	1,793	1,781	460	440	443	450	414
Investments in limited partnerships	1,203	110	184	328	123	568	19
Loan servicing	441	439	122	96	108	115	91
Income from derivative instruments, net	972	131	289	336	176	171	4
Net gain on sale of loans held for sale	796	376	266	303	131	96	106
Net (loss) gain on investment securities	(127)	1,260	(39)	(95)	7	-	660
Net gain on other assets	50	37	1	37	9	3	12
Contingent consideration liability adjustment	-	1,200	-	-	-	-	-
Other	5,025	4,914	1,355	1,255	1,247	1,168	1,324
Total noninterest income	36,478	34,730	9,348	9,816	8,407	8,907	8,987
Noninterest expense:
Salaries and employee benefits	54,643	48,675	14,373	13,970	12,871	13,429	12,972
Occupancy and equipment	17,338	16,293	4,427	4,337	4,167	4,407	4,058
Professional services	3,912	4,083	780	1,353	896	883	854
Computer and data processing	5,122	4,935	1,238	1,291	1,358	1,235	1,244
Supplies and postage	2,032	2,003	487	485	548	512	507
FDIC assessments	1,975	1,817	489	498	480	508	451
Advertising and promotions	3,582	2,171	935	949	721	977	720
Amortization of intangibles	1,257	1,170	330	334	305	288	294
Goodwill impairment	2,350	1,575	2,350	-	-	-	-
Other	8,665	7,791	2,394	2,304	2,102	1,865	2,063
Total noninterest expense	100,876	90,513	27,803	25,521	23,448	24,104	23,163
Income before income taxes	49,532	43,471	9,690	13,137	15,149	11,556	11,638
Income tax expense	10,006	9,945	2,199	2,560	2,979	2,268	580
Net income	39,526	33,526	7,491	10,577	12,170	9,288	11,058
Preferred stock dividends	1,461	1,462	365	365	366	365	365
Net income available to common shareholders	$38,065	$32,064	$7,126	$10,212	$11,804	$8,923	$10,693
FINANCIAL RATIOS:
Earnings per share – basic	$2.39	$2.13	$0.45	$0.64	$0.74	$0.56	$0.68
Earnings per share – diluted	$2.39	$2.13	$0.45	$0.64	$0.74	$0.56	$0.68
Cash dividends declared on common stock	$0.96	$0.85	$0.24	$0.24	$0.24	$0.24	$0.22
Common dividend payout ratio	40.17%	39.91%	53.33%	37.50%	32.43%	42.86%	32.35%
Dividend yield (annualized)	3.74%	2.73%	3.70%	3.03%	2.93%	3.29%	2.81%
Return on average assets	0.95%	0.86%	0.70%	1.00%	1.18%	0.92%	1.09%
Return on average equity	10.18%	9.62%	7.50%	10.71%	12.70%	9.89%	11.72%
Return on average common equity	10.26%	9.68%	7.46%	10.82%	12.90%	9.95%	11.88%
Return on average tangible common equity (1)	12.95%	12.51%	9.40%	13.71%	16.27%	12.52%	15.03%
Efficiency ratio (2)	62.73%	60.65%	66.64%	62.04%	60.14%	61.85%	59.62%
Effective tax rate	20.2%	22.9%	22.7%	19.5%	19.7%	19.6%	5.0%

(1)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.
(2)

The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Year Ended		2018				2017
	December 31,		Fourth	Third	Second	First	Fourth
	2018	2017	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$24,906	$7,060	$25,411	$17,955	$34,357	$21,941	$1,693
Investment securities (1)	984,553	1,086,300	937,907	954,027	1,012,846	1,034,831	1,073,170
Loans:
Commercial business	498,552	396,319	539,622	519,114	481,045	453,250	429,831
Commercial mortgage	876,484	727,849	944,476	896,159	842,422	821,311	778,765
Residential real estate loans	492,165	438,586	515,539	498,371	483,577	470,612	455,641
Residential real estate lines	112,872	118,797	110,236	111,762	113,948	115,614	116,731
Consumer indirect	901,066	819,598	914,636	904,480	899,069	885,723	865,735
Other consumer	16,682	17,111	16,671	16,633	16,449	16,978	17,618
Total loans	2,897,821	2,518,260	3,041,180	2,946,519	2,836,510	2,763,488	2,664,321
Total interest-earning assets	3,907,280	3,611,620	4,004,498	3,918,501	3,883,713	3,820,260	3,739,184
Goodwill and other intangible assets, net	76,990	74,818	78,314	79,047	75,957	74,577	74,866
Total assets	4,171,972	3,896,071	4,268,809	4,187,538	4,142,735	4,086,633	4,028,063
Interest-bearing liabilities:
Interest-bearing demand	665,255	638,295	669,491	642,234	677,582	671,991	655,207
Savings and money market	1,008,665	1,033,836	1,011,427	978,578	1,032,425	1,012,574	1,051,367
Time deposits	936,157	801,394	1,032,632	946,499	906,271	857,184	863,770
Short-term borrowings	394,679	338,392	355,439	430,697	381,043	411,760	316,894
Long-term borrowings, net	39,165	39,094	39,191	39,174	39,156	39,138	39,121
Total interest-bearing liabilities	3,043,921	2,851,011	3,108,180	3,037,182	3,036,477	2,992,647	2,926,359
Noninterest-bearing demand deposits	713,152	674,884	733,717	730,960	699,112	688,123	703,560
Total deposits	3,323,229	3,148,409	3,447,267	3,298,271	3,315,390	3,229,872	3,273,904
Total liabilities	3,783,621	3,547,551	3,872,545	3,795,727	3,758,465	3,705,782	3,653,655
Shareholders’ equity	388,351	348,520	396,264	391,811	384,270	380,851	374,408
Common equity	371,023	331,184	378,936	374,482	366,942	363,523	357,079
Tangible common equity (2)	$294,033	$256,366	$300,622	$295,435	$290,985	$288,946	$282,213
Common shares outstanding:
Basic	15,910	15,044	15,922	15,921	15,906	15,890	15,749
Diluted	15,956	15,085	15,971	15,964	15,948	15,941	15,793
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	2.33%	2.48%	2.33%	2.35%	2.32%	2.32%	2.53%
Loans	4.51%	4.22%	4.68%	4.55%	4.43%	4.36%	4.29%
Total interest-earning assets	3.94%	3.69%	4.11%	4.00%	3.86%	3.79%	3.78%
Interest-bearing demand	0.16%	0.14%	0.20%	0.19%	0.13%	0.12%	0.14%
Savings and money market	0.29%	0.14%	0.38%	0.33%	0.26%	0.18%	0.16%
Time deposits	1.61%	1.09%	1.88%	1.69%	1.49%	1.33%	1.21%
Short-term borrowings	2.11%	1.16%	2.56%	2.24%	2.01%	1.68%	1.40%
Long-term borrowings, net	6.31%	6.32%	6.30%	6.31%	6.31%	6.31%	6.32%
Total interest-bearing liabilities	0.98%	0.61%	1.16%	1.07%	0.90%	0.78%	0.68%
Net interest rate spread	2.96%	3.08%	2.95%	2.93%	2.96%	3.01%	3.10%
Net interest rate margin	3.18%	3.21%	3.21%	3.17%	3.16%	3.18%	3.25%

(1)	Includes investment securities at adjusted amortized cost.
(2)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Year Ended		2018				2017
	December 31,		Fourth	Third	Second	First	Fourth
	2018	2017	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Loan Losses
Beginning balance	$34,672	$30,934	$33,955	$33,955	$35,594	$34,672	$34,347
Net loan charge-offs (recoveries):
Commercial business	1,810	3,198	1,135	431	259	(15)	1,622
Commercial mortgage	1,007	(252)	901	110	(1)	(3)	(5)
Residential real estate loans	(64)	301	23	16	(53)	(50)	88
Residential real estate lines	122	46	15	21	(5)	91	40
Consumer indirect	5,826	5,720	1,599	1,246	1,317	1,664	1,636
Other consumer	991	610	252	237	162	340	240
Total net charge-offs	9,692	9,623	3,925	2,061	1,679	2,027	3,621
Provision for loan losses	8,934	13,361	3,884	2,061	40	2,949	3,946
Ending balance	$33,914	$34,672	$33,914	$33,955	$33,955	$35,594	$34,672

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	0.36%	0.81%	0.83%	0.33%	0.22%	-0.01%	1.50%
Commercial mortgage	0.11%	-0.03%	0.38%	0.05%	0.00%	0.00%	0.00%
Residential real estate loans	-0.01%	0.07%	0.02%	0.01%	-0.04%	-0.04%	0.08%
Residential real estate lines	0.11%	0.04%	0.05%	0.08%	-0.02%	0.32%	0.14%
Consumer indirect	0.65%	0.70%	0.69%	0.55%	0.59%	0.76%	0.75%
Other consumer	5.94%	3.56%	6.00%	5.66%	3.95%	8.12%	5.40%
Total loans	0.33%	0.38%	0.51%	0.28%	0.24%	0.30%	0.54%

Supplemental information (1)
Non-performing loans:
Commercial business	$912	$5,344	$912	$2,203	$4,026	$4,312	$5,344
Commercial mortgage	1,586	2,623	1,586	1,900	2,151	2,310	2,623
Residential real estate loans	2,391	2,252	2,391	2,057	2,138	2,224	2,252
Residential real estate lines	255	404	255	297	288	372	404
Consumer indirect	1,989	1,895	1,989	1,385	1,124	1,467	1,895
Other consumer	8	13	8	8	4	32	13
Total non-performing loans	7,141	12,531	7,141	7,850	9,731	10,717	12,531
Foreclosed assets	230	148	230	290	299	480	148
Total non-performing assets	$7,371	$12,679	$7,371	$8,140	$10,030	$11,197	$12,679

Total non-performing loans to total loans	0.23%	0.46%	0.23%	0.26%	0.34%	0.38%	0.46%
Total non-performing assets to total assets	0.17%	0.31%	0.17%	0.19%	0.24%	0.27%	0.31%
Allowance for loan losses to total loans	1.10%	1.27%	1.10%	1.14%	1.17%	1.27%	1.27%
Allowance for loan losses to non-performing loans	475%	277%	475%	433%	349%	322%	277%

(1)	At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Year Ended		2018				2017
	December 31,		Fourth	Third	Second	First	Fourth
	2018	2017	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$4,311,698	$4,258,385	$4,191,315	$4,152,432	$4,105,210
Less: Goodwill and other intangible assets, net			76,173	78,853	79,188	74,415	74,703
Tangible assets			$4,235,525	$4,179,532	$4,112,127	$4,078,017	$4,030,507

Ending tangible common equity:
Common shareholders’ equity			$378,965	$374,825	$369,608	$362,973	$363,848
Less: Goodwill and other intangible assets, net			76,173	78,853	79,188	74,415	74,703
Tangible common equity			$302,792	$295,972	$290,420	$288,558	$289,145

Tangible common equity to tangible assets (1)			7.15%	7.08%	7.06%	7.08%	7.17%

Common shares outstanding			15,929	15,925	15,924	15,901	15,925
Tangible common book value per share (2)			$19.01	$18.59	$18.24	$18.15	$18.16

Average tangible assets:
Average assets	$4,171,972	$3,896,071	$4,268,809	$4,187,538	$4,142,735	$4,086,633	$4,028,063
Less: Average goodwill and other intangible assets, net	76,990	74,818	78,314	79,047	75,957	74,577	74,866
Average tangible assets	$4,094,982	$3,821,253	$4,190,495	$4,108,491	$4,066,778	$4,012,056	$3,953,197

Average tangible common equity:
Average common equity	$371,023	$331,184	$378,936	$374,482	$366,942	$363,523	$357,079
Less: Average goodwill and other intangible assets, net	76,990	74,818	78,314	79,047	75,957	74,577	74,866
Average tangible common equity	$294,033	$256,366	$300,622	$295,435	$290,985	$288,946	$282,213

Net income available to common shareholders	$38,065	$32,064	$7,126	$10,212	$11,804	$8,923	$10,693
Return on average tangible common equity (3)	12.95%	12.51%	9.40%	13.71%	16.27%	12.52%	15.03%

(1)	Tangible common equity divided by tangible assets.
(2)	Tangible common equity divided by common shares outstanding.
(3)	Net income available to common shareholders (annualized) divided by average tangible common equity.